EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS FIRST QUARTER 2026 RESULTS

Selected Highlights

•
First quarter Operating EBITDA* of $7.8 million (net loss of $52.0 million), including a non-cash inventory impairment of $22.0 million, compared to $47.1 million (net loss of $22.3 million) in the same quarter of 2025
•
Secured an extended waiver for the German revolving credit facility to address covenant compliance and to provide flexibility to pursue and implement steps to enhance liquidity and financial condition to position for an eventual market recovery
•
On track for our $100 million "One Goal One Hundred" goal, attaining $11.0 million of cost savings in the first quarter, and a total of approximately $41.0 million since launch in April 2025; one of various initiatives to improve our balance sheet
•
Mass timber momentum continues to build, backed by an order book and commitments of $171 million that support a multi-year production plan

NEW YORK, NY, May 7, 2026 ‑ Mercer International Inc. (Nasdaq: MERC) today reported first quarter 2026 Operating EBITDA of $7.8 million, a decrease from $47.1 million in the same quarter of 2025 and an increase from negative $20.1 million in the fourth quarter of 2025.

In the first quarter of 2026, net loss was $52.0 million ($0.78 per share) compared to $22.3 million ($0.33 per share) in the same quarter of 2025 and $308.7 million ($4.61 per share) in the fourth quarter of 2025.

Mr. Juan Carlos Bueno, Chief Executive Officer, stated: "Our pulp sales realizations showed resilience this quarter as softwood pulp markets held steady, while hardwood pulp performance trended upward on favorable demand-supply dynamics. However, elevated fiber costs across our supply chain and a slower-than-anticipated recovery in prices continued to weigh on our results. As a result, we recognized a non-cash impairment of $22 million against pulp and fiber inventory. We are starting to see supply responses to prevailing market conditions and currently

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net loss to Operating EBITDA.

expect a more balanced market in the later half of 2026.

The current conflicts in the Middle East and their impacts on energy supply are creating significant inflationary pressures and further economic uncertainty. We believe these conditions may negatively impact demand for our products and increase certain operating costs, such as chemicals and freight. Conversely, high oil prices are raising interest in bio-substitution, as expensive oil-based synthetics drive increased demand for lower-cost, wood-pulp-derived alternatives. While the potential impacts and duration of these conditions are currently unknown, we continue to monitor and assess these events.

We continue to pursue our "One Goal One Hundred" program and remain confident that we will achieve our targeted $100 million in cost savings and operational efficiencies by year end. With $11 million in profitability actions realized this quarter, our cumulative total has reached approximately $41 million since its launch in April 2025. The program is part of our broader initiatives to improve our balance sheet and preserve cash, including efforts to reduce capital expenditures and optimize working capital.

In the first quarter of 2026, European softwood pulp prices increased compared to the fourth quarter of 2025 due to supply constraints, although these gains were offset by higher discounts. In China, softwood pulp pricing remained under pressure from an oversupplied paper sector and ongoing economic uncertainties, while excess inventory tempered the North American market. Conversely, hardwood pulp prices increased globally due to stronger demand and tightening inventory levels. Looking ahead to the second quarter, we expect softwood pulp prices to increase modestly across all markets, with hardwood pricing remaining relatively steady.

Our lumber sales realizations in both the U.S. and Europe were relatively stable in the first quarter of 2026. For the second quarter, we currently expect lumber prices to remain stable in Europe and modestly increase in the U.S. due to low supply.

Per unit fiber costs for our pulp and solid wood segments increased in the first quarter of 2026 compared to the fourth quarter of 2025 driven by supply constraints and strong demand. We currently expect per unit fiber costs to stabilize in the second quarter of 2026 as improved availability is offset by strong demand.

In the first quarter of 2026, we had relatively stable production but fiber constraints in Europe required us to strategically reduce production at our German mills by approximately 20,000 tonnes. There was no annual planned maintenance downtime in the first quarter of 2026 and none is currently scheduled for the second quarter.

Overall, our solid wood segment remains pressured by high U.S. interest rates and European economic headwinds. As conditions improve, we expect a strong recovery, with pent-up demand and supply constraints eventually driving higher pricing. Current geopolitical conflicts may delay any economic recovery. With the installation of new scanning technology currently underway at Torgau that is expected to be operational in the second quarter, we are well positioned to increase our production of on-grade dimensional lumber. This allows us to scale our exports to the U.S. market, enabling us to shift more of our existing production into higher-value dimensional products. Within this segment, our mass timber order book and commitments grew to approximately $171 million this quarter. This portfolio is increasingly weighted toward large-scale projects related to data center infrastructure, representing approximately 60% of our existing project pipeline. We expect these contracts to begin contributing to our results as they commence in late 2026 and into 2027.

As a result of ongoing economic uncertainty and softness in the markets for our products, we did not meet the requisite leverage ratio required under our German revolving credit facility at the end of the first quarter. As announced, to address this, we secured a waiver of the applicable covenant from the lenders under the facility. Based on management's current forecasts and assumptions, including with respect to pricing and demand for our products, we currently expect to achieve compliance with the leverage ratio by the fourth quarter of 2026. Accordingly, amounts outstanding under our German revolving credit facility remain classified as "non-current liabilities" at the end of the first quarter.

The waiver gives us additional flexibility to pursue and implement measures and solutions with the goal of enhancing our liquidity and financial condition in the current economic environment, including to address maturing indebtedness, and to assist our positioning for an eventual market recovery. To this end, we are also evaluating strategic alternatives and financing options to address our liquidity needs and goals. Our board of directors has appointed a special committee of independent directors to oversee, review and evaluate the development and implementation of potential liquidity management strategies and other transactions to improve our capital structure."

Mr. Bueno concluded: "In the first quarter of 2026, economic headwinds continued and were accompanied by geopolitical volatility. In these difficult conditions, the steps being taken to address liquidity, combined with our ongoing focus on production discipline and the "One Goal One Hundred" program, are intended to position us to capture market upside when conditions improve towards the second half of the year."

Consolidated Financial Results

	Q1	Q4	Q1
	2026	2025	2025
	(in thousands, except per share amounts)
Revenues	$489,304	$449,504	$506,974
Operating income (loss)	$(32,892)	$(278,489)	$6,733
Operating EBITDA	$7,848	$(20,149)	$47,088
Net loss	$(51,996)	$(308,700)	$(22,339)
Net loss per common share
Basic	$(0.78)	$(4.61)	$(0.33)
Diluted	$(0.78)	$(4.61)	$(0.33)

Consolidated – Three Months Ended March 31, 2026 Compared to Three Months Ended March 31, 2025

Total revenues for the first quarter of 2026 decreased by approximately 3% to $489.3 million from $507.0 million in the same period of 2025. This decrease was primarily due to lower pulp sales realizations partially offset by modestly higher sales realizations from our other products.

Costs and expenses in the first quarter of 2026 increased by approximately 4% to $522.2 million from $500.2 million in the same period of 2025. This increase was primarily due to the negative foreign exchange impact from a weaker dollar on our euro and Canadian dollar denominated costs and expenses and higher per unit fiber costs partially offset by lower maintenance costs. In the first quarter of 2026, costs and expenses included a non-cash inventory impairment of $22.0 million against pulp and fiber inventory due to low pulp prices and high fiber costs.

In the first quarter of 2026, Operating EBITDA decreased to $7.8 million, which includes the $22.0 million non-cash inventory impairment, from $47.1 million in the same period of 2025. This decrease primarily resulted from lower pulp sales realizations, higher per unit fiber costs, and the negative foreign exchange impact from a weaker dollar partially offset by lower maintenance costs.

Segment Results

Pulp

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Pulp revenues	$319,170	$356,964
Energy and chemical revenues	$25,813	$24,116
Segment Operating EBITDA(1)	$6,897	$49,872

______________

(1)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.

In the first quarter of 2026, Segment Operating EBITDA for the pulp segment decreased to $6.9 million from $49.9 million in the same period of 2025. This decrease primarily resulted from lower pulp sales realizations, higher per unit fiber costs, and the negative foreign exchange impact from a weaker dollar partially offset by lower maintenance costs. In the first quarter of 2026, Segment Operating EBITDA also included a non-cash inventory impairment of $22.0 million.

Pulp segment revenues, comprised of pulp, energy and chemical revenues, in the first quarter of 2026 decreased by approximately 9% to $345.0 million from $381.1 million in the same period of 2025 driven by lower pulp revenues.

Pulp revenues in the first quarter of 2026 decreased by approximately 11% to $319.2 million from $357.0 million in the same period of 2025 primarily as a result of lower sales realizations.

In the first quarter of 2026, the third-party industry quoted average list price for NBSK pulp in Europe modestly increased compared to the same period of 2025 primarily due to supply constraints. In the first quarter of 2026, the third-party industry quoted average list price for NBSK pulp in North America and the third-party industry quoted average net price for NBSK pulp in China decreased compared to the same period of 2025. The decrease was primarily due to weak demand driven by the current economic climate and, in China, an oversupplied paper market. Our average NBSK pulp sales realizations in the first quarter of 2026 decreased by approximately 11% to $696 per ADMT from $783 per ADMT in the same period of 2025 due to lower prices in North America and China.

In the first quarter of 2026, the third-party industry quoted average list price for NBHK pulp in North America and the third-party industry quoted average net price for NBHK pulp in China modestly increased from the same period of 2025 primarily due to global supply constraints. In the first quarter of 2026, average NBHK pulp sales realizations remained flat at $564 per ADMT compared to $570 per ADMT in the same period of 2025.

Pulp sales volumes in the first quarter of 2026 were relatively steady at 470,700 ADMTs compared to 477,879 ADMTs in the same period of 2025.

Energy and chemical revenues in the first quarter of 2026 were relatively flat at $25.8 million compared to $24.1 million in the same period of 2025.

Costs and expenses in the first quarter of 2026 remained stable at $366.9 million compared to $360.9 million in the same period of 2025 as higher per unit fiber costs and the negative foreign exchange impact from a weaker dollar on our euro and Canadian dollar denominated costs and expenses were partially offset by lower maintenance costs. In the first quarter of 2026, costs and expenses included a non-cash inventory impairment charge of $22.0 million against inventory as a result of low pulp prices and high fiber costs.

Total pulp production in the first quarter of 2026 was relatively flat at 465,717 ADMTs compared to 458,909 ADMTs in the same period of 2025. There was no planned maintenance downtime in the first quarter of 2026, compared to 22 days (approximately 29,700 ADMTs) at our Celgar mill in the same period of 2025. This benefit was mostly offset by the impact of reduced production at our German mills due to fiber supply constraints in Europe.

Overall average per unit fiber costs in the first quarter of 2026 increased by approximately 22% compared to the same period of 2025 primarily as a result of reduced supply in Germany and Canada. For the second quarter of 2026, we currently expect per unit fiber costs to stabilize as improved availability is offset by strong demand.

Solid Wood

	Three Months Ended March 31,
	2026	2025
	(in thousands)
Lumber revenues	$60,091	$65,386
Manufactured products revenues(1)	$21,041	$18,824
Pallet revenues	$29,860	$23,177
Biofuels revenues(2)	$12,180	$9,224
Energy revenues	$5,598	$4,866
Wood residuals revenues	$2,972	$1,243
Segment Operating EBITDA(3)	$(5,631)	$(292)

______________

(1)
Manufactured products primarily include cross-laminated timber ("CLT") and glue-laminated timber ("glulam").
(2)
Biofuels include pellets and briquettes.
(3)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.

In the first quarter of 2026, Segment Operating EBITDA for the solid wood segment was negative $5.6 million compared to negative $0.3 million in the same period of 2025. This primarily resulted from higher per unit fiber costs partially offset by modestly higher sales realizations for most of our products.

Solid wood segment revenues in the first quarter of 2026 increased by approximately 7% to $131.7 million from $122.7 million in the same period of 2025 as a result of higher revenue from all product categories except for lumber.

Lumber revenues in the first quarter of 2026 decreased by approximately 8% to $60.1 million from $65.4 million in the same period of 2025 primarily due to lower sales volumes. Average lumber sales realizations in the first quarter of 2026 increased by approximately 7% to $536 per Mfbm from $499 per Mfbm in the same period of 2025 primarily as a result of lower supply and higher fiber costs in the European market. This increase was partially offset by lower average sales realization in the U.S. market due to weak demand. The U.S. market accounted for approximately 46% of our lumber revenues and approximately 42% of our lumber sales volumes in the first quarter of 2026. The balance of our lumber sales was mainly to Europe.

Lumber sales volumes in the first quarter of 2026 decreased by approximately 14% to 112.1 MMfbm from 130.9 MMfbm in the same period of 2025 as a result of lower production.

In the first quarter of 2026, manufactured products revenues increased by approximately 12% to $21.0 million from $18.8 million in the same period of 2025 primarily due to higher sales volumes partially offset by lower sales realizations. Manufactured products sales realizations decreased by approximately 36% to $1,801 per cubic meter in the first quarter of 2026 from $2,832 per cubic meter in the same period of 2025 as construction activity was weighted toward modest-scale projects amid an elevated interest rate environment in the U.S.

Lumber production in the first quarter of 2026 decreased by approximately 9% to 115.9 MMfbm from 128.0 MMfbm in the same period of 2025 due to fiber supply constraints.

Fiber costs were approximately 85% of our lumber cash production costs in the first quarter of 2026. In the first quarter of 2026, per unit fiber costs for lumber production increased by approximately 36% compared to the same period of 2025 due to reduced supply and strong demand. For the second quarter of 2026, we currently expect per unit fiber costs to be flat as the positive impact of improved supply will be offset by strong demand.

Liquidity

As of March 31, 2026, we had cash and cash equivalents of $84.5 million. After taking into account the Waiver and the €70 million reduction in borrowing capacity thereunder, we had approximately $144.5 million available under our revolving credit facilities, bringing aggregate liquidity to about $229.0 million as of March 31, 2026. Please refer to our Quarterly Report on Form 10-Q for the period ended March 31, 2026, for further information regarding the Waiver and liquidity as of March 31, 2026.

The following table is a summary of selected financial information as of the dates indicated:

	March 31,	December 31,
	2026	2025
	(in thousands)
Cash and cash equivalents	$84,541	$186,805
Working capital	$449,976	$582,176
Total assets	$1,963,836	$2,041,420
Current liabilities	$384,776	$283,626
Long-term liabilities	$1,584,598	$1,689,734
Total shareholders’ equity (deficit)	$(5,538)	$68,060

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for May 8, 2026 at

10:00 AM ET. Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/ha9u4g4a or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the website and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany, USA and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 1,023 million board feet of lumber, 210 thousand cubic meters of CLT, 45 thousand cubic meters of glulam, 17 million pallets and 230 thousand tonnes of biofuels. To obtain further information on the company, please visit its website at https://www.mercerint.com.

The preceding includes forward-looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "are optimistic that", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, ability to refinance or obtain any necessary financing on acceptable terms in the future, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

William D. McCartney

Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q1	Q4	Q1
	2026	2025	2025
	(in thousands, except per share amounts)
Revenues from external customers
Pulp segment	$344,983	$334,254	$381,080
Solid wood segment	131,742	110,216	122,720
Corporate and other	12,579	5,034	3,174
Total revenues	$489,304	$449,504	$506,974

Pulp Segment Operating EBITDA(1)	$6,897	$(11,323)	$49,872
Solid wood Segment Operating EBITDA(1)	(5,631)	(10,771)	(292)
Corporate and other	6,582	1,945	(2,492)
Operating EBITDA(2)	$7,848	$(20,149)	$47,088

Net loss	$(51,996)	$(308,700)	$(22,339)
Net loss per common share
Basic	$(0.78)	$(4.61)	$(0.33)
Diluted	$(0.78)	$(4.61)	$(0.33)
Common shares outstanding at period end	66,983	66,983	66,871

______________

(1)
Segment Operating EBITDA is a measure of segment profit or loss presented in our financial statements under GAAP. Refer to the segment information note in our consolidated financial statements for more information.
(2)
Operating EBITDA is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net loss to Operating EBITDA.

Summary Operating Highlights

	Q1	Q4	Q1
	2026	2025	2025
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	362.5	378.0	370.4
NBHK	103.2	82.0	88.5
Annual maintenance downtime ('000 ADMTs)	—	41.5	29.7
Annual maintenance downtime (days)	—	21	22
Pulp sales ('000 ADMTs)
NBSK	385.1	367.0	388.1
NBHK	85.6	105.4	89.8
Average NBSK pulp prices ($/ADMT)(1)
Europe	1,618	1,498	1,550
China	685	671	793
North America	1,563	1,568	1,753
Average NBHK pulp prices ($/ADMT)(1)
China	595	540	578
North America	1,338	1,198	1,268
Average pulp sales realizations ($/ADMT)(2)
NBSK	696	702	783
NBHK	564	528	570
Energy production ('000 MWh)	544.6	500.4	527.1
Energy sales ('000 MWh)	179.3	166.0	198.7
Average energy sales realizations ($/MWh)	123	97	108
Solid Wood Segment
Lumber
Production (MMfbm)	115.9	108.6	128.0
Sales (MMfbm)	112.1	103.0	130.9
Average sales realizations ($/Mfbm)	536	533	499
Energy
Production and sales ('000 MWh)	38.0	35.5	36.0
Average sales realizations ($/MWh)	147	141	135
Manufactured products(3)
Production ('000 cubic meters)	7.9	6.5	7.1
Sales ('000 cubic meters)	10.7	6.5	5.9
Average sales realizations ($/cubic meter)	1,801	1,805	2,832
Pallets
Production ('000 units)	2,433.3	1,836.6	2,096.4
Sales ('000 units)	2,381.3	2,020.8	2,128.8
Average sales realizations ($/unit)	13	12	11
Biofuels(4)
Production ('000 tonnes)	35.4	38.2	44.5
Sales ('000 tonnes)	38.1	35.8	40.3
Average sales realizations ($/tonne)	320	278	229
Average Spot Currency Exchange Rates
$ / €(5)	1.1701	1.1641	1.0531
$ / C$(5)	0.7292	0.7175	0.6969

______________

(1)
Source: RISI pricing report. Europe and North America are list prices. China are net prices which include discounts, allowances and rebates.
(2)
Sales realizations after customer discounts, rebates and other selling concessions.
(3)
Manufactured products primarily include CLT and glulam.
(4)
Biofuels include pellets and briquettes.
(5)
Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Revenues	$489,304	$506,974
Costs and expenses
Cost of sales, excluding depreciation and amortization	452,985	430,247
Cost of sales depreciation and amortization	40,666	40,290
Selling, general and administrative expenses	28,545	29,704
Operating income (loss)	(32,892)	6,733
Other income (expenses)
Interest expense	(29,101)	(28,155)
Other income (expenses)	1,820	(185)
Total other expenses, net	(27,281)	(28,340)
Loss before income taxes	(60,173)	(21,607)
Income tax recovery (provision)	8,177	(732)
Net loss	$(51,996)	$(22,339)
Net loss per common share
Basic	$(0.78)	$(0.33)
Diluted	$(0.78)	$(0.33)
Dividends declared per common share	$—	$0.075

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$84,541	$186,805
Restricted cash	5,000	—
Accounts receivable, net	329,070	298,889
Inventories	366,024	359,401
Prepaid expenses and other	50,117	20,707
Total current assets	834,752	865,802
Property, plant and equipment, net	1,068,595	1,115,490
Amortizable intangible assets, net	26,247	26,110
Operating lease right-of-use assets	6,307	6,818
Pension asset	12,758	12,975
Deferred income tax assets	7,586	7,839
Other long-term assets	7,591	6,386
Total assets	$1,963,836	$2,041,420
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$275,705	$269,217
Pension and other post-retirement benefit obligations	732	745
Current debt	108,339	13,664
Total current liabilities	384,776	283,626
Long-term debt	1,509,588	1,605,144
Pension and other post-retirement benefit obligations	10,607	10,392
Operating lease liabilities	3,463	3,858
Deferred income tax liabilities	49,084	58,298
Other long-term liabilities	11,856	12,042
Total liabilities	1,969,374	1,973,360
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 66,983,000 issued and outstanding (2025 – 66,983,000)	66,871	66,871
Additional paid-in capital	366,228	365,357
Accumulated deficit	(329,012)	(277,016)
Accumulated other comprehensive loss	(109,625)	(87,152)
Total shareholders’ equity (deficit)	(5,538)	68,060
Total liabilities and shareholders’ equity	$1,963,836	$2,041,420

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2026	2025
Cash flows from (used in) operating activities
Net loss	$(51,996)	$(22,339)
Adjustments to reconcile net loss to cash flows from operating activities
Depreciation and amortization	40,740	40,355
Deferred income tax recovery	(8,009)	(9,506)
Inventory impairment	22,000	—
Defined benefit pension plans and other post-retirement benefit plan expense (income)	(79)	169
Stock compensation expense	788	1,006
Foreign exchange transaction losses (gains)	(4,640)	8,418
Other	(212)	1,628
Changes in working capital
Accounts receivable	(32,032)	(16,798)
Inventories	(35,130)	(6,891)
Accounts payable and accrued expenses	12,666	28,432
Prepaid expenses and other	(29,762)	(27,463)
Net cash used in operating activities	(85,666)	(2,989)
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(13,166)	(20,082)
Other	341	222
Net cash used in investing activities	(12,825)	(19,860)
Cash flows from (used in) financing activities
Proceeds from revolving credit facilities, net	5,848	21,754
Payment of finance lease obligations	(3,563)	(2,508)
Other	(527)	—
Net cash from financing activities	1,758	19,246
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(531)	151
Net decrease in cash, cash equivalents and restricted cash	(97,264)	(3,452)
Cash, cash equivalents and restricted cash, beginning of period	186,805	184,925
Cash, cash equivalents and restricted cash, end of period	$89,541	$181,473

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and long-lived asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and long-lived asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, management believes Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs, income taxes and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) or operating income (loss) as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. Operating EBITDA is an internal measure and therefore may not be comparable to other companies.

Operating EBITDA is a non-GAAP financial measure at the consolidated level and is considered different from Operating EBITDA at the segment level, referred to as "Segment Operating EBITDA", which is our single measure of segment profit or loss presented in our financial statements under GAAP. For more information on Segment Operating EBITDA, refer to the segment information note within our consolidated financial statements.

The following table sets forth a reconciliation of net loss to Operating EBITDA for the periods indicated:

	Q1	Q4	Q1
	2026	2025	2025
Net loss	$(51,996)	$(308,700)	$(22,339)
Income tax provision (recovery)	(8,177)	2,587	732
Interest expense	29,101	29,762	28,155
Other expenses (income)	(1,820)	(2,138)	185
Operating income (loss)	(32,892)	(278,489)	6,733
Add: Depreciation and amortization	40,740	42,658	40,355
Add: Impairments of long-lived assets	—	215,682	—
Operating EBITDA	$7,848	$(20,149)	$47,088